Exhibit 23.5
To the Board of Directors of
Vale S.A. (“Vale”) and
Vale Overseas Limited (“Vale Overseas”)
Ladies and Gentlemen:
Colin Coxhead hereby consents to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2008, in which Colin Coxhead is named as having prepared estimates of coal reserves at Vale’s Integra Coal mine.

Very truly,

Colin Coxhead

27 October 2009